Exhibit 10.56

SIXTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 12th day of July, 2023 by and between Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)) (“Bank”) and Q32 Bio Inc., a Delaware corporation (“Borrower”) whose address is 830 Winter Street, Waltham, Massachusetts 02451.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of December 11, 2020, as amended by that certain First Amendment to Loan and Security Agreement by and between Borrower and Bank dated as of December 30, 2021, as further amended by that certain Second Amendment to Loan and Security Agreement by and between Borrower and Bank dated as of June 30, 2022, as amended by that certain Third Amendment to Loan and Security Agreement by and between Borrower and Bank dated as of August 10, 2022, as amended by that certain Fourth Amendment to Loan and Security Agreement by and between Borrower and Bank dated as of December 21, 2022 (the “Fourth Amendment”), and as further amended by that certain Fifth Amendment to Loan and Security Agreement by and between Borrower and Bank dated as of April 26, 2023 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) add a new term loan and (ii) make certain revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.2 (2023 Term Loan Advances). The Loan Agreement is amended by inserting the following new Section 2.1.2 to appear immediately following Section 2.1.1 thereof:

“2.1.2 2023 Term Loan Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, upon Borrower’s request, Bank shall make one (1) term loan advance (the “2023 Term A Loan Advance”) in an original principal amount of $5,500,000.00 on or about the Sixth Amendment Effective Date; provided that, all or a portion of the 2023 Term A Loan Advance shall be used to repay in full all of Borrower’s outstanding obligations and liabilities to Bank under the Term Loan Advances (including, the Final Payment, but for the avoidance of doubt the Prepayment Premium shall be waived pursuant to the terms of this Agreement) (the “Prior Obligations”). Borrower hereby authorizes Bank to apply the proceeds of the 2023 Term A Loan Advance to the Prior Obligations as part of the funding process without actually depositing such funds in an account of Borrower. Subject to the terms and conditions of this Agreement, during the 2023 Draw Period B, upon Borrower’s request, Bank shall make one (1) term loan advance (the “2023 Term B Loan Advance”) available to Borrower in an original principal amount of $7,000,000.00. Subject to the terms and conditions of this Agreement, during the 2023 Draw Period C, upon Borrower’s request, Bank shall make one (1) term loan advance (the “2023 Term C Loan Advance”) available to Borrower in an original principal amount of $7,500,000.00. Subject to the terms and conditions of this Agreement, during the 2023 Draw Period D, upon Borrower’s request, Bank shall make one (1) term loan advance (the “2023 Term D Loan Advance”) available to Borrower in an original principal amount of $5,000,000.00). The 2023 Term A Loan Advance, the 2023 Term B Loan Advance, the 2023 Term C Loan Advance, and the 2023 Term D Loan Advance are each hereinafter referred to singly as a “2023 Term Loan Advance” and collectively as the “2023 Term Loan Advances”. After repayment, no 2023 Term Loan Advance (or any portion thereof) may be reborrowed.

(b) Interest Period. Commencing on the first (1st) Payment Date of the month following the month in which the Funding Date of the applicable 2023 Term Loan Advance occurs, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest on the principal amount of each 2023 Term Loan Advance at the rate set forth in Section 2.2(a).

(c) Repayment. Commencing on the 2023 Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay the aggregate outstanding 2023 Term Loan Advances in (i) consecutive equal monthly installments of principal according to the 2023 Repayment Schedule, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.2(a). All outstanding principal and accrued and unpaid interest with respect to the 2023 Term Loan Advances, and all other outstanding Obligations with respect to the 2023 Term Loan Advances, are due and payable in full on the 2023 Term Loan Maturity Date.

(d) Mandatory Prepayment Upon an Acceleration. If the 2023 Term Loan Advances are accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest with respect to the 2023 Term Loan Advances, plus (ii) the 2023 Prepayment Premium, (iii) the 2023 Final Payment, and (iv) all other sums, if any, that shall have become due and payable with respect to the 2023 Term Loan Advances, including interest at the Default Rate with respect to any past due amounts.

(e) Permitted Prepayment of 2023 Term Loan Advances. Borrower shall have the option to prepay all, but not less than all, of the 2023 Term Loan Advances advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay the 2023 Term Loan Advances at least five (5) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest with respect to the 2023 Term Loan Advances, (B) the 2023 Prepayment Premium, (C) the 2023 Final Payment, and (D) all other sums, if any, that shall have become due and payable with respect to the 2023 Term Loan Advances, including interest at the Default Rate with respect to any past due amounts.”

2.2 Section 2.2(a) (Interest Rate). Section 2.2(a) is amended in its entirety and replaced with the following:

“(a) Interest Rate. Subject to Section 2.2(b), the principal amount outstanding under each 2023 Term Loan Advance shall accrue interest at a floating per annum rate equal to the greater of (A) the Prime Rate minus 0.25% and (B) 8.0%, which interest, in each case, shall be payable monthly in accordance with Section 2.2(d) below.

2.3 Section 2.3 (Fees). Section 2.3 is amended by (i) deleting the word “and” appearing at the end of subsection (c) thereof, (ii) deleting the “.” appearing at the end of subsection (d) thereof and inserting in lieu thereof “;”, and (iii) inserting the following new subsections (e) and (f) to appear immediately following subsection (d) thereof:

“(e) 2023 Prepayment Premium. The 2023 Prepayment Premium, if and when due hereunder; and

(f) 2023 Final Payment. The 2023 Final Payment, when due hereunder.”

2.4 Section 6.2 (Financial Statements, Reports). Section 6.2 is amended by (i) deleting the word “and” appearing at the end of clause (h), (ii) deleting the “.” appearing at the end of clause (i) and inserting in lieu thereof “; and”, and (iii) inserting the following new clause (j) to appear immediately following clause (m) thereof:

“(j) Detailed Cash Report. As soon as available, but no later than 30 days after the last day of each month, a detailed cash report, including monthly bank statements, setting forth each of Borrower’s, its Subsidiaries’, and any Guarantor’s accounts maintained outside of Bank and Bank’s Affiliates, and the balances maintained in such accounts as of the last day of such month, in a form reasonably acceptable to Bank.”

2.5 Section 6.6(a) (Accounts). Section 6.6(a) is amended in its entirety and replaced with the following:

“(a) Commencing as of the Fifth Amendment Effective Date, maintain the Collateral Money Market Account, and a portion of Borrower’s, any of its Subsidiaries’ (excluding Securities Corporation), and any Guarantor’s primary operating accounts, depository accounts and excess cash with Bank; provided that, (i) at all times when Borrower’s, its Subsidiaries’ and any Guarantor’s cash wherever located is less than or equal to $70,000,000.00, account balances in the name of Borrower and Securities Corporation at Bank shall represent at least 75.0% of Borrower’s, its Subsidiaries’ and any Guarantor’s cash wherever located and (ii) at all times when Borrower’s, its Subsidiaries’ and any Guarantor’s cash wherever located is greater than $70,000,000.00, account balances in the name of Borrower and Securities Corporation at Bank shall represent at least 50.0% of Borrower’s, its Subsidiaries’ and any Guarantor’s cash wherever located. In addition to the foregoing, Borrower shall at all times have on deposit in operating and depository accounts maintained in the name of Borrower with Bank, unrestricted and unencumbered cash in an amount equal to the lesser of (x) one hundred percent (100.0%) of the Dollar value of Borrower’s consolidated cash, including any Subsidiaries’, Affiliates’, or related entities’ cash, in the aggregate, wherever located, and (y) one hundred ten percent (110.0%) of the then- outstanding Obligations of Borrower to Bank. So long as, in each case, Borrower is in compliance with the terms of this Section 6.6(a) hereof, Borrower shall be permitted to maintain accounts with other banks or financial institutions (other than Bank) (the “Permitted Accounts”); provided that such Permitted Accounts shall be subject to a Control Agreement in favor of Bank pursuant to the terms of Sections 6.6(b) and 6.11 hereof.”

2.6 Section 6.12 (Cash Collateralization). Section 6.12 is amended in its entirety and replaced with the following:

“6.12 Cash Collateralization. As of the Third Amendment Effective Date, Borrower shall deposit and maintain at all times, in the Collateral Money Market Account unrestricted and unencumbered cash in an amount equal to $5,000,000.00 to secure the outstanding principal amount of the Term Loan Advances (a “Cash Collateralization”). Borrower hereby authorizes and directs Bank to transfer to the Collateral Money Market Account an amount equal to $5,000,000.00, if Borrower fails to effect a Cash Collateralization as required under this Section 6.12. Borrower further authorizes Bank, at the election of Bank, in Bank’s sole and absolute discretion upon the occurrence and during the continuance of an Event of Default, to apply the funds held in the Collateral Money Market Account on account of the outstanding Obligations of Borrower to Bank (the “Paydown Payment”). Upon the occurrence of the 2023 Term B Milestone Event, Bank shall transfer all funds in the Collateral Money Market Account into Borrower’s operating account maintained at Bank, and this Section 6.12 shall have no further force or effect.”

2.7 Section 8.1 (Payment Default). Section 8.1 is amended by deleting the words “Term Loan Maturity Date” and inserting in lieu thereof the words “2023 Term Loan Maturity Date”.

2.8 Section 12.1 (Termination Prior to Term Loan Maturity Date; Survival). Section 12.1 is amended by deleting the words “Term Loan Maturity Date” in each case that they appear, and in each case inserting in lieu thereof the words “2023 Term Loan Maturity Date”.

2.9 Section 12.2 (Successors and Assigns). Section 12.2 is amended by inserting the words “and 2023 Warrant” to appear immediately following the words “the Warrant” appearing therein.

2.10 Section 13.1 (Definitions). The following terms and their respective definitions appearing in Section 13.1 are amended in their entirety and replaced with the following:

“ “Cash Pledge Agreement” is that certain Cash Pledge Agreement dated as of the Third Amendment Effective Date executed by Borrower in favor of Bank, as amended by that certain Rider to Cash Pledge Agreement by and between Borrower and Bank dated as of the Sixth Amendment Effective Date.”

“ “Credit Extension” is any Term Loan Advance, 2023 Term Loan Advance or any other extension of credit by Bank for Borrower’s benefit.”

“ “Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrant, the 2023 Warrant, the Cash Pledge Agreement, the Perfection Certificate, the Stock Pledge Agreement, any Control Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.”

“ “Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Prepayment Premium, the Final Payment, the 2023 Prepayment Premium, the 2023 Final Payment and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant and the 2023 Warrant), or otherwise, including, without limitation, all obligations relating to Bank Services and any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant and the 2023 Warrant).”

2.11 Section 13.1 (Definitions). The Loan Agreement is amended by inserting the following new defined terms and their respective definitions to appear alphabetically in Section 13.1 thereof:

“ “2023 Draw Period B” is the period of time commencing upon the occurrence of 2023 Term B Milestone Event and continuing through the earlier to occur of (a) March 31, 2024, or (b) an Event of Default.”

“ “2023 Draw Period C” is the period of time commencing upon the occurrence of 2023 Term C Milestone Event and continuing through the earlier to occur of (a) March 31, 2025, or (b) an Event of Default.”

“ “2023 Draw Period D” is the period of time commencing upon the occurrence of 2023 Term D Milestone Event and continuing through the earlier to occur of (a) the 2023 Draw Period D End Date, or (b) an Event of Default.”

“ “2023 Draw Period D End Date” means the earlier to occur of (i) March 31, 2025 or (ii) the day which is immediately prior to the 2023 Term Loan Amortization Date.

“ “2023 Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the 2023 Term Loan Maturity Date, (b) the repayment of the 2023 Term Loan Advances in full, (c) as required pursuant to Sections 2.1.2(d) or 2.1.2(e), or (d) the termination of this Agreement, in an amount equal to the aggregate original principal amount of the 2023 Term Loan Advances extended by Bank to Borrower multiplied by 3.50%.

“ “2023 Prepayment Premium” shall be an additional fee, payable to Bank, with respect to the 2023 Term Loan Advances, in an amount equal to:

(a) for a prepayment of the 2023 Term Loan Advances made on or prior to the first (1st) anniversary of the Sixth Amendment Effective Date, 3.50% of the then-outstanding principal amount of the 2023 Term Loan Advances immediately prior to the date of such prepayment;

(b) for a prepayment of the 2023 Term Loan Advances made after the first (1st) anniversary of the Sixth Amendment Effective Date, but on or prior to the second (2nd) anniversary of the Sixth Amendment Effective Date, 2.0% of the then- outstanding principal amount of the 2023 Term Loan Advances immediately prior to the date of such prepayment; and

(c) for a prepayment of the 2023 Term Loan Advances made after the second (2nd) anniversary of the Sixth Amendment Effective Date, but prior to the 2023 Term Loan Maturity Date, 1.00% of the then-outstanding principal amount of the 2023 Term Loan Advances immediately prior to the date of such prepayment.

Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, the 2023 Prepayment Premium shall be waived by Bank, if Bank closes on the refinance and redocumentation of the 2023 Term Loan Advances (in its sole and absolute discretion) prior to the 2023 Term Loan Maturity Date.”

“ “2023 Term A Loan Advance” is defined in Section 2.1.2(a).”

“ “2023 Term B Loan Advance” is defined in Section 2.1.2(a).”

“ “2023 Term B Milestone Event” occurs if and when (if ever) Bank confirms in writing that it has received evidence satisfactory to Bank in its sole and absolute discretion, on or prior to September 30, 2023, that Borrower has received, after the Sixth Amendment Effective Date, but on or prior to September 30, 2023, unrestricted and unencumbered net cash proceeds of at least $75,000,000.00 from the issuance and sale of its equity securities to investors satisfactory to Bank.”

“ “2023 Term C Milestone Event” occurs if and when (if ever) Bank confirms in writing, on or prior to December 31, 2024, that (a) the 2023 Term B Milestone Event has occurred, (b) the Positive Data Event has occurred, and (c) the Second Equity Event has occurred.”

“ “2023 Term D Milestone Event” occurs if and when (if ever), if at any time prior to March 31, 2025, Bank confirms in writing that: (a) Borrower has requested the 2023 Term D Loan Advance, (b) Bank has received all necessary internal and credit approvals to make the 2023 Term D Loan Advance, (c) no Event of Default exists at the time the 2023 Term D Loan Advance is requested or would exist as a result of the 2023 Term D Loan Advance, and (d) Bank has provided written approval in its sole discretion that the 2023 Term D Loan Advance shall occur.

“ “2023 Term C Loan Advance” is defined in Section 2.1.2(a).”

“ “2023 Term D Loan Advance” is defined in Section 2.1.2(a).”

“ “2023 Term Loan Advance” and “2023 Term Loan Advances” are each defined in Section 2.1.2(a).”

“ “2023 Term Loan Amortization Date” means July 1, 2024, which shall be extended to January 1, 2025 upon the occurrence of the Positive Data Event, which shall be further extended until July 1, 2025 upon the occurrence of the 2023 Term C Milestone Event.”

“ “2023 Term Loan Maturity Date” is June 1, 2027.”

“ “2023 Repayment Schedule” means the period of time equal to 36 consecutive calendar months, which shall be reduced to 30 consecutive calendar months upon the occurrence of the Positive Data Event, which shall be further reduced to 24 consecutive calendar months upon the occurrence of the 2023 Term C Milestone Event.”

“ “2023 Warrant” is that certain Warrant to Purchase Stock dated as of the Sixth Amendment Effective Date between Borrower and Bank, as amended, modified, supplemented and/or restated from time to time.”

“ “Positive Data Event” occurs if and when (if ever) Bank confirms in writing that, it has received, on or prior to June 30, 2024, evidence satisfactory to Bank in its sole and absolute discretion (which evidence shall include satisfactory discussions between Bank and Borrower’s investors), that Borrower has received positive interim phase 2 data for ADX-097.”

“ “Second Equity Event” occurs if and when (if ever) Bank confirms in writing that it has received evidence satisfactory to Bank in its sole and absolute discretion, on or prior to December 31, 2024, that Borrower has received, after the Sixth Amendment Effective Date, but on or prior to December 31, 2024, unrestricted and unencumbered net cash proceeds of at least $75,000,000.00 from the issuance and sale of its equity securities to investors satisfactory to Bank (which proceeds shall not include any proceeds received in connection with the 2023 Term B Milestone Event).”

“ “Sixth Amendment Effective Date” is July 12, 2023.”

2.12 Exhibit B (Compliance Statement). The Compliance Statement is amended in its entirety and replaced with the Compliance Statement in the form of Schedule 1 attached hereto.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on December 11, 2020 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application relating to or affecting creditors’ rights and by general equitable principles.

5. Release by Borrower:

5.1 FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this

Amendment (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

5.2 In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

5.3 By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

5.4 This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

5.5 Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a) Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b) Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c) The terms of this Amendment are contractual and not a mere recital.

(d) This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

(e) Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

6. Post-Closing Conditions. Within 30 days after the Sixth Amendment Effective Date, Borrower shall deliver to Bank evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.5 of the Loan Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank.

7. Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of Borrower dated as of December 30, 2021, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in said Perfection Certificate have not changed, as of the date hereof, except as set forth on Schedule A to the Fourth Amendment.

8. Ratification of Stock Pledge Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Stock Pledge Agreement by and between Borrower and Bank dated as of December 11, 2020, and acknowledges, confirms and agrees that said Stock Pledge Agreement (a) contains an accurate and complete listing of all Shares (as such term is defined therein) and (b) shall remain in full force and effect.

9. Fees and Expenses. Borrower shall reimburse Bank for all unreimbursed Bank Expenses, including without limitation, all reasonable documented legal fees and expenses incurred in connection with this Amendment.

10. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflicts of laws principles.

11. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

12. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Each party hereto may execute this Amendment by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

13. Effectiveness. This Amendment shall be deemed effective as of the due execution and delivery to Bank of this Amendment by each party hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BANK		BORROWER

FIRST-CITIZENS BANK & TRUST COMPANY (SUCCESSOR BY PURCHASE TO THE FEDERAL DEPOSIT INSURANCE CORPORATION AS RECEIVER FOR SILICON VALLEY BRIDGE BANK, N.A. (AS SUCCESSOR TO SILICON VALLEY BANK))		Q32 BIO INC.

By:	/s/ John Sansone	By:	/s/ Adam Cutler
Name:	John Sansone	Name:	Adam Cutler
Title:	Vice President	Title:	CFO and Treasurer